Exhibit 99.1

                   Mentor Graphics Expects Weak First Quarter

    WILSONVILLE, Ore.--(BUSINESS WIRE)--April 4, 2005--Mentor Graphics Corporation (Nasdaq:MENT) today announced it expects first quarter revenue to be approximately $165 million and earnings per share before severance costs and amortization of intangibles to be approximately break-even. Loss per share on a GAAP basis is expected to be approximately $.05.
    Company guidance issued on January 27, 2005 was for revenue of $177 million, earnings per share before severance and amortization of intangibles of $.05 to $.10, and GAAP earnings per share of $.01 to $.06.
    "This quarter saw significant year-over-year weakness in all notable product lines and in all regions," said Walden C. Rhines, chairman and CEO of Mentor Graphics. "Book-to-bill was extremely weak and the company consumed substantial backlog."
    The company will announce earnings after market on April 26, 2005 and will review 2005 annual guidance at that time.
    Certain statements in this press release constitute "forward-looking" statements based on current expectations within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements.

    About Mentor Graphics

    Mentor Graphics Corporation (Nasdaq:MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of over $700 million and employs approximately 3,850 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777; Silicon Valley headquarters are located at 1001 Ridder Park Drive, San Jose, California 95131-2314. World Wide Web site: http://www.mentor.com/.

    CONTACT: Mentor Graphics Corporation
             Ryerson Schwark, 503-685-1462
             ry_schwark@mentor.com
             Dennis Weldon, 503-685-1462
             dennis_weldon@mentor.com